UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2010
HILL-ROM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-6651	35-1160484

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1069 State Route 46 East Batesville, Indiana	47006-8835

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (812) 934-7777
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective January 8, 2010, the Board of Directors of Hill-Rom Holdings, Inc. elected John J. Greisch to succeed Peter H. Soderberg as President and Chief Executive Officer of Hill-Rom. Mr. Greisch, 54, has held various executive positions with Baxter International, Inc., which develops, manufactures and distributes healthcare products, systems and services, since 2002, including President, International Operations, since 2006; Chief Financial Officer from 2004 to 2006; and President, Bioscience Division, from 2003 to 2004. Prior to his time at Baxter, Mr. Greisch was President and Chief Executive Officer of Fleetpride Corporation, a private distribution company serving the transportation industry. Mr. Greisch serves on the Board of Directors of TomoTherapy, Inc. and Children’s Memorial Hospital Foundation and on the Board of Trustees of the John G. Shedd Aquarium.
Mr. Greisch also was elected to Hill-Rom’s Board of Directors effective January 8, 2010 as a Class II director for a term expiring at the upcoming annual shareholders’ meeting, taking the place of Mr. Soderberg, who resigned from the Board in connection with Mr. Greisch’s election.
A copy of Hill-Rom’s press release announcing Mr. Greisch’s election is filed as Exhibit 99.1 to this report.
In connection with the appointment of Mr. Greisch as President and Chief Executive Officer, Hill-Rom and Mr. Greisch entered into an employment agreement, a change in control agreement and an indemnity agreement, each dated effective January 8, 2010. Each agreement is filed or incorporated by reference as an exhibit to this report.
The employment agreement sets forth Mr. Greisch’s basic duties and provides for the following items of compensation for Mr. Greisch:
•	a base salary of $800,000 per year;

•	cash incentive compensation opportunity under Hill-Rom’s Short-Term Incentive Compensation (STIC) Plan, with a target payment of 100% of base salary. Payouts under the STIC Plan range from 0% to 200% of base salary with the incentive compensation opportunity based on financial and non-financial criteria established by the Compensation and Management Development Committee of the Board of Directors. For fiscal 2010, Hill-Rom has guaranteed to Mr. Greisch an STIC Plan payment of a minimum of 60% of base salary earned during fiscal 2010, subject to his continued employment through the end of the fiscal year;

•	a signing award of deferred stock shares (otherwise known as restricted stock units) with a grant date value of $800,000, which will vest over four years after the commencement of Mr. Greisch’s employment, with 20%, 30% and 50% vesting at the second, third and fourth anniversary, respectively, of the date of grant;

•	an additional stock option with a grant date value of $2,000,000 vesting 25% at each anniversary of the date of grant over four years;

•	starting for fiscal year 2011, participation in equity-based awards under the Hill-Rom long-term incentive plan in place at that time as authorized by the Compensation and Management Development Committee of the Board of Directors;

•	participation in Hill-Rom retirement plans, including the 401(k) Savings Plan and the defined contribution portion of the Supplemental Executive Retirement Plan, consistent with the terms of and interpretations under such plans, as available to other executive officers of Hill-Rom; and

•	such additional compensation, benefits and perquisites, including participation in Hill-Rom’s health and welfare plans, as are available to other executive officers of Hill-Rom and as the Board of Directors may deem appropriate.
If Mr. Greisch is terminated by Hill-Rom other than for “cause”, including a termination by Mr. Greisch for “good reason” (each as defined in the employment agreement), Hill-Rom will be required to pay severance to Mr. Greisch in an amount equal to two times Mr. Greisch’s annual base salary, with payments commencing six months after the time of termination. The signing award restricted stock units, to the extent not previously vested, will be deemed to have been 50% vested if termination occurs after the second anniversary of the commencement of Mr. Greisch’s employment and 75% vested if termination occurs after the third anniversary. Health and similar welfare benefits will continue for twelve months or until Mr. Greisch is eligible to be covered by comparable benefits of a subsequent employer, whichever is earlier, and Mr. Griesch will be immediately vested in the Supplemental Executive Retirement Plan.

In the case of death or disability, Hill-Rom would not be required to make any additional payments other than all vested benefits to which Mr. Greisch or his surviving spouse or his beneficiary is entitled in accordance with any applicable plans, except that Mr. Greisch would be immediately vested in the Supplemental Executive Retirement Plan. Any outstanding time-vested restricted shares and options would immediately vest in full, and Mr. Greisch or his surviving spouse or his beneficiary would have three years to exercise vested stock options.
If Mr. Greisch retires, Hill-Rom will be required to pay him retirement benefits and all other applicable benefits pursuant to terms of such plans. Hill-Rom’s obligation to pay Mr. Greisch’s base salary, annual bonus, and long-term incentives shall cease except to the extent incentives are vested and in accordance with such plans. Any outstanding time-vested restricted shares fully vest (restrictions lapse) if he retires after having reached age 55 and completed five years employment, so long at the grant was made more than one year prior.
The employment agreement also contains a limited non-competition and non-solicitation agreement of Mr. Greisch, which continues generally for a period of two years after the termination of Mr. Greisch’s employment. The employment agreement also requires Hill-Rom to pay Mr. Greisch $200,000 to cover relocation costs after Mr. Greisch purchases a residence within 75 miles of Batesville, Indiana. Up to $50,000 of that amount, however, may be used during the first six months after the commencement of Mr. Greisch’s employment for temporary housing. The employment agreement also requires Hill-Rom to reimburse him for the reasonable fees and expenses of his legal counsel in connection with the review of the agreement up to $15,000.
The change in control agreement entered into between Hill-Rom and Mr. Greisch provides for payment of specified benefits upon termination of Mr. Greisch’s employment without “cause” or for “good reason” (each as defined in the change in control agreement) in anticipation of or within three years after a Change in Control (as defined in the change in control agreement and described below). The benefits to be provided by Hill-Rom upon a Change in Control and such a termination are:
•	a lump sum payment in cash equal to three times Mr. Greisch’s annual base salary;

•	continued health and medical insurance for Mr. Greisch and the his dependents and continued life insurance coverage for Mr. Greisch for 36 months, with the right to purchase continued medical insurance (at COBRA rates) from the end of this period until Mr. Greisch reaches retirement age;

•	a cash payment in lieu of certain perquisites, such as accrued and unpaid vacation; and

•	a lump sum cash payment equal to three times the amounts accrued over the preceding twelve months in Mr. Greisch’s aggregate accounts under the Supplemental Executive Retirement Plan.
In addition, upon a Change in Control, whether or not Mr. Greisch’s employment is terminated, all outstanding stock options, restricted stock and deferred stock shares will become fully vested and Mr. Greisch will be deemed to have earned all outstanding short-term incentive compensation that would have been payable to him if Hill-Rom performance targets (at 100%) with respect to such incentive compensation in effect for the entire year in which the Change in Control occurred had been achieved.
Mr. Greisch’s Change in Control Agreement does not provide for any excise tax “gross-up” payments.
Under the change in control agreement, a “Change in Control” is defined generally as (1) the acquisition of beneficial ownership of 35% or more of the voting power of all Hill-Rom voting securities by a person or group other than members of the Hillenbrand Family; (2) the consummation of certain mergers or consolidations; (3) the failure of a majority of the members of the Hill-Rom Board of Directors to consist of Current Directors (defined as any director on the date of the change in control agreement and any director whose election was approved by a majority of the then-Current Directors); (4) the consummation of a sale of substantially all of the assets of Hill-Rom; or (5) the date of approval by the shareholders of Hill-Rom of a plan of complete liquidation of Hill-Rom.
The indemnity agreement entered into between Hill-Rom and Mr. Greisch, which is in substantially the same form as the indemnity agreements with Hill-Rom’s other executive officers, obligates Hill-Rom to indemnify Mr. Greisch to the full extent permitted by the laws of the State of Indiana. Indemnification is required against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of a claim made against Mr. Greisch by reason of his service as an officer of Hill-Rom. Indemnification is not available in certain circumstances, including where Mr. Greisch derived an improper personal benefit, where a court determines that indemnification is not lawful under any applicable statute or public policy or in connection with any proceeding initiated by Mr. Greisch unless required by law, authorized by the Board of Directors or related to enforcement of the indemnity agreement.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:
The following exhibits are filed herewith:

Exhibit No.	Exhibit

10.1	Employment Agreement between Hill-Rom Holdings, Inc. and John J. Greisch dated January 6, 2010.

10.2	Change in Control Agreement between Hill-Rom Holdings, Inc. and John J. Greisch dated January 6, 2010.

10.3
Form of Indemnity Agreement between Hill-Rom Holdings, Inc. and certain executive officers (Incorporated herein by reference to Exhibit 10.9 filed with Form 10-K for the year ended September 30, 2003).

10.4	Limited Recapture Agreement between Hill-Rom Holdings, Inc. and John J. Greisch dated January 6, 2010.

99.1	Press release dated January 7, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL-ROM HOLDINGS, INC.
DATE: January 7, 2010	BY:	/s/ Gregory N. Miller
Gregory N. Miller
Senior Vice President and Chief Financial Officer

DATE: January 7, 2010	BY:	/s/ Richard G. Keller
Richard G. Keller
Vice President — Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Employment Agreement between Hill-Rom Holdings, Inc. and John J. Greisch dated January 6, 2010.

10.2	Change in Control Agreement between Hill-Rom Holdings, Inc. and John J. Greisch dated January 6, 2010.

10.3
Form of Indemnity Agreement between Hill-Rom Holdings, Inc. and certain executive officers (Incorporated herein by reference to Exhibit 10.9 filed with Form 10-K for the year ended September 30, 2003).

10.4	Limited Recapture Agreement between Hill-Rom Holdings, Inc. and John J. Greisch dated January 6, 2010.

99.1	Press release dated January 7, 2010.